                                                                    Exhibit 11.1
                                                                    ------------

                              TERA COMPUTER COMPANY
                          (a development stage company)

                        COMPUTATION OF NET LOSS PER SHARE



                                                         TWELVE MONTHS ENDED                                     INCEPTION
                                                            DECEMBER 31,                                          THROUGH
                                 ------------------------------------------------------------------             DECEMBER 31,
                                      1995                     1996                        1997                     1997
                                  -----------             ------------                ------------             ------------
                                                          (As restated;               (As restated;             (As restated;
                                                          see note 13                 see note 13                see note 13
                                                          to financial                to financial               to financial
                                                           statements)                 statements)                statements)
WEIGHTED AVERAGE SHARES
  OUTSTANDING                       2,646,243                5,320,785                   8,784,943                2,193,839

NET LOSS FOR
  COMMON STOCK                    ($5,646,331)            ($18,805,941)               ($18,672,435)            ($52,446,127)
                                  ===========             ============                ============             ============


NET LOSS PER COMMON SHARE              ($2.13)                  ($3.53)                     ($2.13)                 ($23.91)